Exhibit 10.1

AMENDMENT TO TRANSITION AND SEPARATION AGREEMENT

This Amendment is made the 23rd day of January 2020 by and between ProSight Global, Inc., a Delaware corporation (“Company”), and Joseph Beneducci (the “Executive”), as an amendment to the Transition and Separation Agreement entered into by the Company, ProSight Global Holdings Limited (“PGHL”) and the Executive dated the 3rd day of May, 2019 (the “Separation Agreement”).

WHEREAS, an affiliate of the Company and the Executive entered into that Employment Agreement, dated as of September 14, 2010, as amended on November 4, 2010, March 9, 2016 and July 29, 2016 (the “Employment Agreement”), and the Company, PGHL and the Executive entered into the Separation Agreement; and

WHEREAS, the Executive and the Company agree that certain terms of the Separation Agreement shall be amended to reflect the early departure of the Executive as Executive Chairman, pursuant to the terms and conditions of this Agreement.

NOW, THEREFORE, in consideration of such services and the mutual covenants and promises herein contained, the Company and the Executive hereby agree as follows:

1.                  Termination of Executive Chairman Role. Effective as of February 1, 2020, Executive shall resign from his position as Executive Chairman of the Company and its subsidiaries, which termination is deemed a Qualifying Termination and which date is a deemed the Qualifying Termination Date.

2.                  Termination Payments and Benefits. The following replaces 2(b) (ii) through (iv):“ (ii) $354,000, (iii) $675,000, with each of (ii) and (iii) payable in a lump sum on the first payroll date following the end of the Release Review Period, and (iv) $3,000,000, payable quarterly in advance for the succeeding quarter in equal installments during the following eighteen (18) month period following the Qualifying Termination Date, provided that the first payment shall be made on the first regularly scheduled payroll date following the end of the Release Review Period.”

3.                  Equity; Company Repurchase Right. As an additional sentence to Section 3 (c): “As the Executive is a “specified employee” for the purposes of Section 409A of the Internal Revenue Code, the Company will settle the 66,415 Vested RSUs held by Executive 181 days after February 1, 2020 (or if earlier, the Executive’s death), provided that the Release Review Period has occurred.”

4.               Restrictive Covenants and Representations. Notwithstanding the restrictions in Section 6 (b), Executive is permitted to form, own and operate an insurance brokerage entity to exclusively underwrite, bind and service policies of insurance issued by the Company’s insurance subsidiaries as detailed in that Niche Management Agreement dated on or about the date hereof and effective as of February 4, 2020 between Altruis Group, LLC, a company to be formed by the Executive, and the Company’s insurance subsidiary, New York Marine and General Insurance Company or an affiliate thereof (the “NMA”).

5.               No Other Changes. Except as expressly modified hereby, the terms and conditions of the Separation Agreement shall continue in full force and effect.

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IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date set forth above.

PROSIGHT GLOBAL, INC.

By:
Name:
Title:

EXECUTIVE

By:
Joseph J. Beneducci

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